October 29, 1997

J. Buck Dowdy
President
Animated Products
3301 Bramer Drive
Raleigh, NC 27604

Dear Buck:

     It was good to see you last week and thanks for taking the time to hear me explain the situation in which we find ourselves. I hope everything goes well with your shut down of Animated Products.

     Per your request, this letter will outline the offer that I verbally communicated to you when we met.

          1. The change in direction that we are taking and the planned debt mediation that is accompanying that process, requires that we sell the ACT Monitoring Card.

          2. The current royalties due and still unpaid as of 10-16-97 are computed to be $11,558.16( this will be adjusted according to the closing date to Zellweger).

          3. Using a 10% royalty applied to the $350,000 purchase price by Zellweger equals an additional $35,000 that would be due.

          4. This equates to a total royalty amount due of $47,723.42.

          5. Since no cash is available, we will issue you or your company common stock of Envirometrics, Inc. to payoff the royalty obligation.

          6. Using a value of $0.75 per share for the purpose of computing the number to be issued would equal 63,631 shares.

     There will be no further amounts due to you under the original agreement. If this meets with your approval, please sign at the bottom and fax it to my attention and we will begin the process to have these shares issued. I will need to know in what name to issue the certificates. Thanks! Sincerely,



Walter H. "Skip" Elliott, III
President & CEO

Accepted by:                         Certificates to be issued in the following
name:


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